Exhibit (g)(2)

FOREIGN SECURITIES DEPOSITORIES

DELEGATION AGREEMENT

Agreement dated March 28, 2008, among Allianz Global Investors Fund Management LLC (“AGI Fund Management”), RCM Capital Management LLC (“RCM”) and Allianz Global Investors Advisory GmbH (“AGIA”), and accepted and agreed to by Allianz Funds Multi-Strategy Trust (the “Trust”).

WHEREAS, AGI Fund Management serves as investment manager to the Trust pursuant to an Investment Management Agreement between the Trust and AGI Fund Management dated March 28, 2008 (the “Management Agreement”);

WHEREAS, RCM serves as sub-adviser to various series (each a “Fund” and, collectively, the “Funds”) of the Trust pursuant to a Sub-Advisory Agreement with AGI Fund Management dated March 28, 2008 (the “Sub-Advisory Agreement”);

WHEREAS, AGIA serves as sub-adviser to the Funds pursuant to a Portfolio Management Agreement with RCM dated March 28, 2008 (the “Portfolio Management Agreement”);

WHEREAS, the Funds are authorized to invest a portion of their assets in investments (including foreign currencies) for which the primary market is outside of the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments;

WHEREAS, the Trust has entered into a Custodian and Investment Accounting Agreement dated as of March 28, 2008 (the “Custodian Agreement”) with State Street Bank and Trust Company (“the Custodian”);

WHEREAS, the Custodian Agreement is intended, in part, to comply with the requirements of Rule 17f-5 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17f-7 under the 1940 Act, and contemplates that the Funds’ assets may be maintained outside of the United States with entities in the Custodian’s foreign sub-custodial network;

WHEREAS, the Trust’s Board of Trustees has delegated to the Custodian the responsibilities of a Foreign Custody Manager (as defined in Rule 17f-5) with respect to the Funds’ foreign assets under the Custodian Agreement, and has further delegated to AGI Fund Management certain responsibilities with respect to the placement and maintenance of the Funds’ foreign assets with foreign securities depositories under Rule 17f-7; and

WHEREAS, AGI Fund Management now desires to delegate to RCM, who in turn desires to delegate to AGIA, and AGIA is willing to accept, responsibility for making certain determinations concerning the placement and maintenance of the Funds’ foreign assets with foreign securities depositories under Rule 17f-7.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1.	AGI Fund Management hereby delegates to RCM, who in turn delegates to AGIA, as part of AGIA’s overall duties and responsibilities to the Funds with respect to AGIA’s management of each Fund’s portfolio and otherwise under the Portfolio Management Agreement, responsibility (a) for making determinations with respect to the placement, maintenance and/or withdrawal of each Fund’s assets with or from depository institutions in accordance with Rule 17f-7, including determinations as to whether each Fund’s custody arrangements provide reasonable safeguards against the custody risks associated with maintaining assets with a depository institution, based on AGIA’s analysis of risk and other information provided by the Custodian pursuant to the Custodian Agreement, and (b) for informing AGI Fund Management, RCM, and the Trust’s Board of Trustees when custodial risks associated with a Fund’s depository arrangements are a material factor in AGIA’s decision to invest the Fund’s assets in a foreign country.

2.	AGIA hereby accepts responsibility for the delegated duties and responsibilities set forth in paragraph 1 above.

3.	This Delegation Agreement may be terminated without payment of any penalty by AGI Fund Management, RCM or AGIA on 60 days’ written notice to the other parties. This Delegation Agreement shall terminate automatically with respect to a Fund without payment of any penalty in the event of its assignment or in the event that either the Management Agreement, the Sub-Advisory Agreement or the Portfolio Management Agreement shall have terminated for any reason with respect to such Fund.

4.	A copy of the Trust’s Agreement and Declaration of Trust, and any amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Delegation Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Delegation Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

5.	This Delegation Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Delegation Agreement to be executed by their duly authorized representatives as of the date first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Executive Vice President

RCM CAPITAL MANAGEMENT LLC

By:	/s/ Robert J. Goldstein
Name:	Robert J. Goldstein
Title:	Chief Operating Officer and Managing Director

ALLIANZ GLOBAL INVESTORS ADVISORY GMBH

By:	/s/ Dr. Martin Scholz
Name:	Dr. Martin Scholz
Title:	Managing Director

And By:	/s/ Peter Vogel
Name:	Peter Vogel
Title:	Managing Director

Accepted and Agreed by:

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

Foreign Securities Depositories Delegation Agreement